UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2019

The Boston Beer Company, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	001-14092	04-3284048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Design Center Place, Suite 850, Boston, Massachusetts		02210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 368-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2019, the Company issued a press release announcing that Lesya Lysyj will join the Company as Chief Marketing Officer on or around April 29, 2019. Ms. Lysyj will report to President and Chief Executive Officer David A. Burwick and will have primary responsibility for overseeing the planning, development, and execution of the Company’s brand development, marketing, and advertising initiatives.  She will lead brand innovation, brand management, public relations, digital marketing, media, and sales support for the full portfolio of the Company’s brands.

Ms. Lysyj, 56, comes to the Company with an extensive background in the food and beverage industry. From 1990 to 2011, she held a number of positions with Kraft Foods based in the Greater New York City area, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.  She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013.  From 2013 to 2015, she served as President North America of Weight Watchers International.  From 2015 to 2017, she worked as a consultant for two New York City-based startups, Wheels Up and Juice Press. She currently serves as President US (Sales and Marketing) of Welch’s Foods, located in Concord, Massachusetts, a position she has held since September 2017.

Ms. Lysyj’s annual salary will be $475,000, with her bonus potential determined by the Company’s performance against its 2019 Company Goals in accordance with its 2019 Bonus Scale, both of which are described in the Current Report on Form 8-K filed by the Company on February 15, 2019.  Ms. Lysyj’s 2019 Bonus Target in connection with the 2019 Bonus Scale is 50% of her base salary, which will be based on the full 2019 calendar year and not prorated based on her start date.

Additionally, the Company will grant Ms. Lysyj an option (the “Option”) to purchase shares of the Company’s Class A Common Stock (“Class A Shares”) valued at approximately $1.5 million.  The Option will be granted during the first day of the open window period following the Company’s next earnings release (the “Grant Date”) after she joins the Company.  The number of shares will be determined on the Grant Date based on the closing price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price.  The Option will be contingent upon Ms. Lysyj’s continued employment with the Company, with 50% of the shares vesting on the third anniversary of the Grant Date, 25% of the shares vesting on the fourth anniversary of the Grant Date, and 25% of the shares vesting on the fifth anniversary of the Grant Date.

The Company will also grant Ms. Lysyj an award of Restricted Stock Units on the Grant Date valued at approximately $1.5 million. The number of shares will be determined on the Grant Date based on the Closing Price. The restricted stock units will be contingent upon Ms. Lysyj’s continued employment with the Company, with 25% of the shares vesting on the anniversary of the Grant Date in each of the years 2020 through 2023, subject to accelerated vesting upon the occurrence of certain specified events.

Ms. Lysyj has no familial or other material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company.

The Company issued a press release regarding such appointment, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

Exhibit No.	Description

99.1	Press Release of The Boston Beer Company, Inc. dated March 26, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc.

March 26, 2019	By:	/s/ David A. Burwick

Name: David A. Burwick
Title: President and Chief Executive Officer